Putnam Equity Income Fund 012 annual 11/30/07

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended November 30, 2007, Putnam Management
has assumed $3,830 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 6).

72DD1(000s omitted)	Class A		$47,724
				Class B        4,932
				Class C		924

72DD2(000s omitted)	Class M		$671
				Class R		86
				Class Y		5,665

73A1				Class A		$0.304
				Class B		0.162
				Class C		0.168

73A2				Class M		$0.213
				Class R		0.266
				Class Y		0.349

74U1	(000s omitted)	Class A		171,900
				Class B		26,976
				Class C		5,751

74U2	(000s omitted)	Class M		3,315
				Class R		463
				Class Y		20,061

74V1		Class A				$16.27
		Class B				16.09
		Class C				16.15

74V2		Class M				$16.12
		Class R				16.20
		Class Y				16.27

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Additional Information about Errors and Omissions Policy Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.